Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-93879 and No. 333-123406) pertaining to the Harley-Davidson Retirement Savings Plan for Kansas City Hourly Bargaining Unit Employees of our report dated June 15, 2009, with respect to the financial statements and schedule of the Harley-Davidson Retirement Savings Plan for Kansas City Hourly Bargaining Unit Employees in this Annual Report (Form 11-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin

June 15, 2009